Exhibit 99.2

[Excerpts from Declaration of Todd Hinders in Support of Chaper 11 Petitions and First Day Motions of Edgio, Inc., et al.]

PRELIMINARY STATEMENT

5.

Edgio provides technology services that support the delivery of video and other content through the Internet. Among a broad suite of services, Edgio runs global computer networks that support high-speed delivery of websites, recorded video, and live-streaming for a diverse and sophisticated base of blue-chip business and media customers. Through its software-as-a-service applications, Edgio helps many of those same customers power live events with end-to-end streaming tools and enhance the security and performance of their websites and e-commerce platforms.

6.

Edgio is filing these Chapter 11 Cases with the expectation that an expeditious sale process under section 363 of the Bankruptcy Code will unlock the fullest potential of Edgio’s core businesses and is the best opportunity to maximize value for its stakeholders.

7.

Edgio was created in its current form in 2022 from a stock-for-stock combination of two online content delivery businesses: Limelight Networks (which had been a publicly traded company on the Nasdaq Global Market since 2007) and Edgecast. In July 2020, Limelight Networks issued $125 million aggregate principal amount of senior unsecured 3.5% convertible notes due 2025 (the “Unsecured Notes”).

8.

At the time of the Limelight Networks-Edgecast combination, investors on both sides of the transaction expected that the combined business would benefit from complementary advantages of the two companies’ content delivery networks and the opportunity to generate greater profits from scale, market reach and product diversification. On the one side, Limelight offered a collection of website management and networking services and a content delivery network that was technically suited to delivering large files, such as on-demand video or software downloads. On the other side, Edgecast offered world-class security solutions, video management products, and a content delivery network that was technically suited to delivering smaller files such as images and metadata for websites. Edgio sought to achieve benefits of the combination, including realizing the synergistic capabilities of combining Limelight and Edgecast and eliminating inefficiencies and duplication of expenses between the two programs.

I.	THE RESTATEMENT AND NASDAQ DELISTING NOTIFICATIONS

9.

On March 13, 2023, Edgio announced a restatement of nearly three years of financial reporting (fiscal year 2020, fiscal year 2021 and the first nine-months of 2022) due to an error in its accounting treatment of certain sales of assets to customers. Following the announcement, Edgio’s common stock price dropped (on a pre-reverse stock split basis) from $1.03 per share to $0.87 per share.

10.

On April 27, 2023, Edgio received a notification letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying Edgio that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Select Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Edgio was provided an initial period of 180 calendar days, or until October 25, 2023, to regain compliance with the Bid Price Requirement, including through the execution of a reverse stock split. Edgio’s then long-time outside corporate counsel, which had also represented Edgio in connection with the Unsecured Notes offering in 2020, advised Edgio that, instead of immediately pursuing a reverse stock split to attempt to bring the trading price of its stock into compliance with the Bid Price Requirement, Edgio could instead switch its listing to the Nasdaq Capital Market from the Nasdaq Global Market, which would provide another 180 days for Edgio to satisfy Nasdaq continued listing requirements.

11.

In the wake of the restatement announcement, Edgio engaged J.P. Morgan Securities LLC (“J.P. Morgan”) to advise on a variety of strategic and financial alternatives to maximize the value of Edgio’s business, including a potential new issuance of convertible notes to refinance the Unsecured Notes, a potential new credit agreement with J.P. Morgan’s commercial bank, and a potential receivables financing facility to address Edgio’s ongoing liquidity needs.

12.

On June 29, 2023, Edgio completed the restatement of its previously issued financial statements and filed its Form 10-K for the year ended December 31, 2022 (the “2022 10-K”). The adjustments reflected in the 2022 10-K resulted in a reduction in revenues of $6.2 million for the 12-month period ended December 31, 2020, $16.5 million for the 12-month period ended December 31, 2021, and $23.7 million for the nine-month period ended September 30, 2022. The adjustments did not impact Edgio’s cash or cash equivalents.

13.

In September 2023, Edgio’s common stock was still not trading high enough to satisfy the Bid Price Requirement. Nasdaq again informed Edgio that it would be delisted in October 2023 if its stock trading price did not improve above the $1.00 per share minimum. As such, Edgio again asked its then outside corporate counsel to advise Edgio as to its options. Edgio’s former outside counsel once again advised Edgio that it could: (a) transfer to Nasdaq Capital Market; (b) undertake a reverse stock split; or (c) wait for Nasdaq to issue a delisting notice and then appeal such notice.

14.

After discussing these options with such counsel, Edgio chose to voluntarily transfer to the Nasdaq Capital Market, but was not advised by such counsel of the significant risks and implications this re-listing presented under the Unsecured Notes. As such, Edgio did not approach the holders of the Unsecured Notes to seek an amendment of the terms, or take any other possible action to address these risks.

15.

On October 20, 2023, Edgio received approval from Nasdaq to transfer its stock listing from the Nasdaq Global Select Market to the Nasdaq Capital Market. This transfer was effective as of the opening of business on October 20, 2023. As Edgio soon learned, however, the re-listing constituted a “Fundamental Change” and a “Make-Whole Fundamental Change” (collectively the “Fundamental Changes”) under Edgio’s Unsecured Notes indenture, which allowed the holders of the Unsecured Notes to (a) demand repayment at par, plus accrued interest to the repayment date, no later than January 2024, or (b) to receive additional equity in the highly unlikely case in which the holders would elect to convert the “out-of-the-money” Unsecured Notes to equity. As such, the Fundamental Changes effectively accelerated the date Edgio had to repay the Unsecured Notes from August 2025 to January 2024. This presented Edgio with an unexpected and immediate need for significant capital.

II.	IMPACT OF THE FUNDAMENTAL CHANGES

16.

Given these circumstances, Edgio asked J.P. Morgan to contact financing sources to both refinance the notes and provide additional liquidity. Unfortunately, J.P. Morgan was unable to identify a global solution within the urgent timeframe dictated by the Fundamental Changes. Indeed, the impact of the Fundamental Changes caused prospective lenders to Edgio to pull back from negotiations, and J.P. Morgan’s search yielded no acceptable offers or options—despite outreach to over 40 possible sources of debt and/or equity financing.

17.

At the same time, Edgio retained PJT Partners, Inc. (“PJT”) to expeditiously pursue a potential renegotiation of the Unsecured Notes. Specifically, with the assistance of PJT, Edgio participated in negotiations with the holder of approximately 95% of its Unsecured Notes (Lynrock Lake Master Fund LP, or “Lynrock Lake”) to achieve what would be a global resolution for both the repayment of the Unsecured Notes resulting from the Fundamental Changes, and a replacement facility for the prior credit facility with First-Citizens Bank and Trust Company, as successor to Silicon Valley Bank (“First-Citizens Bank”). Lynrock Lake ultimately agreed to: (a) provide a new credit facility comprised of $79,472,000 in aggregate principal amount of new-money secured loans (resulting in approximately $66 million of cash proceeds to Edgio, with approximately $6.1 million used to pay in full the remaining portion of Unsecured Notes that were not held by Lynrock Lake) (the “2023 Credit Agreement”) and (b) exchange its Unsecured Notes into the Secured Notes (as defined below) under the Secured Indenture (as defined below).

18.

Following the closing of the above-referenced Lynrock Lake transactions in November 2023, Edgio again turned to J.P. Morgan to attempt to refinance Edgio’s 2023 Credit Agreement and the Secured Notes, which allowed for redemption of the Secured Notes at par, plus accrued interest, for a 10-business day period commencing on February 18, 2024. Unfortunately, no better refinancing options were identified.

19.

Soon after the closing of the 2023 Credit Agreement and Secured Notes exchange in November 2023, Edgio’s public accounting firm resigned from its audit engagement for fiscal year 2023 on December 18, 2023. Edgio was thus compelled to engage a new firm in January 2024 to provide audit services for fiscal year 2023. The transition to the new audit firm occurred late in the normal auditing process, and the onboarding of a new audit team required considerable time and resources.

20.

As a result, Edgio was unable to file a timely annual report for the 2023 fiscal year by March 15, 2024, which resulted in an event of default under the 2023 Credit Agreement and the Secured Indenture. Lynrock Lake agreed to a waiver of the default under the 2023 Credit Agreement.

III.	STRATEGIC SALE PROCESS

21.

Early in 2024, both strategic and financial partners contacted Edgio about a potential acquisition of the Company and/or certain of its assets and Edgio’s board of directors engaged Cowen and Company LLC (now affiliated with TD Securities (USA) LLC) (“TD Cowen”) to evaluate strategic alternatives. In early summer of 2024, TD Cowen began a robust marketing process to sell either the business as a whole or one or more of the principal product offerings. Edgio believed that a sale of the business (or its components) would allow a purchaser to invest the capital necessary to realize synergies from the Limelight-Edgecast merger unburdened by Edgio’s highly leveraged capital structure. For instance, a purchaser of the entire business could eliminate significant operational costs by eliminating one of the two content delivery networks that Edgio now operates.

22.

The marketing process has yielded several interested potential acquirors that continue to perform diligence on Edgio’s business and assets. Unfortunately, amidst this process, Edgio’s liquidity position continued to decline toward levels that became unsustainable without additional funding that was unavailable outside of these Chapter 11 Cases.

23.

Edgio has therefore determined to continue its sale process under the auspices of the Court by entering these Chapter 11 Cases with the strong support of Lynrock Lake. To anchor the continuing sale process, Edgio has entered a stalking horse asset purchase agreement with Lynrock Lake for a credit bid of $110,000,000 of Lynrock Lake’s secured debt and additional consideration. Edgio intends to use these Chapter 11 Cases to continue to market its assets and obtain the highest or best bid for its assets, including its individual product offerings (content delivery, Uplynk and Applications), as described below. Edgio anticipates that the sale process will be completed in less than three months, subject to Court approval, during which time Lynrock Lake has agreed to fund $15,625,000 in principal (inclusive of original issue discount) in new-money debtor-in-possession financing in addition to the $9,146,000 in principal of the term loan under the Priority Credit Agreement (as defined and discussed below) extended on August 23, 2024.

24.

To familiarize the Court with the Debtors, their business, the circumstances leading to these Chapter 11 Cases, and the relief the Debtors are seeking through the First Day Motions, I have organized this Declaration into four sections. The first provides an overview of the Debtors’ business, history and corporate structure. The second provides detailed information on the Debtors’ prepetition capital structure. The third section provides an overview of the circumstances that led to the commencement of these Chapter 11 Cases. And the fourth summarizes the relief requested in, and the factual support for, the First Day Motions.

EDGIO’S BUSINESS, HISTORY AND CORPORATE STRUCTURE

I.	BUSINESS OPERATIONS

A.	Products, Services and Customers

25.

Edgio’s goal is to enable its clients to increase revenue generation and reduce costs in the development and delivery of their digital services. There are two primary types of companies that Edgio serves: companies for whom media is at the core of their business (e.g., entertainment companies, sporting organizations, content owners, Internet service providers (“ISPs”), technology providers) and companies who have high digital interaction with their customers (e.g., retailers, financial services, travel and hospitality, consumer technology services).

26.

Edgio’s products and services are generally grouped into three product offerings, each of which helps major media and e-commerce companies deliver content to their customers through the Internet quickly and securely. First, Edgio runs global content delivery networks or “CDNs.” These networks consist of hundreds of servers at over 300 “points of presence” or “POPs” near global population centers around the world, which are controlled by proprietary Edgio software. By storing content (e.g., the front page of a popular banking or e-commerce website) on servers at each of these POPs, Edgio can help its clients ensure that their own customers can access webpages and other key content without waiting for data to arrive from a distant centralized server. This networking strategy—and processing data at a physical location near an Internet user—has become known as “edge computing” because data is delivered to the user from a nearby server that sits at the “edge” between the user’s local network and the broader global network.

27.

As described above, Edgio’s operations include two content delivery networks: one, known as Limelight or EdgePrism, that was developed by Edgio’s predecessor, Limelight Networks; and another, known as Edgecast or Sailfish, that was purchased in June 2022 from Edgecast. (See below, in the section entitled “Corporate History and Structure.”)

28.

The goal behind the acquisition of Edgecast was to acquire an even stronger client base while seeking to streamline the two streaming platforms into a single operation—utilizing premier technology while streamlining the operational costs of both businesses into a single more efficient business line. The acquisition of Edgecast directly ties to the Company’s core short-term and long-term objectives: improving network performance and operating costs; expanding revenue growth with existing and new clients; and introducing new solutions that will increase network utilization, growth, and gross margins.

29.

Second, Edgio’s media platform enables customers to stream large files such as on-demand video, live video, or large software downloads quickly and securely. Some of the world’s largest global broadcasters, such as Disney and Amazon Prime, rely on Edgio to stream live and on-demand video. Likewise, some of the world’s most significant software companies, such as Amazon, Microsoft and Samsung, rely on Edgio to distribute automatic software upgrades to their users. The media platform also includes “Open Edge,” a system that allows ISPs to store content at the “edge” of their own networks, so as to cut the cost of retrieving popular high-bandwidth files from media companies’ servers.

30.

The media platform includes “Uplynk,” a platform that helps media companies to manage the preparation, packaging, monetization and distribution of their streaming content and to enhance their revenue, for instance by inserting targeted advertisements into streaming videos (a process known as service-side ad insertion).

31.

Currently, Uplynk and the Company’s other media services run over the Limelight network. However, these services have previously been implemented to run (and can again run) over any content delivery network, enhancing Uplynk’s value to competitors and strategic investors.

32.

Third, Edgio’s collection of “Applications” or “Apps,” which run over the Edgecast or Sailfish network, allow business customers to reduce the cost to develop their websites and mobile applications while improving security and reducing the time it takes to load those websites and applications. The Apps platform comprises a complete “web application firewall,” along with a 24/7 global security operations center and a proactive monitoring dashboard. Within the Apps business, key customers include household names such as Verizon, Bank of America, Microsoft, LinkedIn, and X (formerly Twitter).

B.	Operations

33.

Edgio runs over 300 server locations or points of presence (POPs), mostly using server space within major data centers, such as Equinix and Jio. The Company owns most of its hardware and servers directly, and leases space at various datacenter and colocation providers in which to house that equipment. In certain circumstances, the Company leases equipment from internet service providers and provides a share of the customer traffic revenue that runs through those servers. These servers connect to tens of thousands of local Internet service providers to serve customers in more than 60 countries. Edgio connects these servers through thousands of miles of privately owned fiber optic lines as well as directly to Internet service providers through a process called “peering,” which allows it to convey data more reliably and securely than is possible on the “public” Internet.

34.

To develop and maintain this global network, Edgio engages hundreds of employees and other service providers in dozens of countries, including R&D specialists who invent and improve solutions for Edgio’s customers, engineers who build and maintain those solutions, and salespeople who showcase those solutions to new and existing customers.

II.	CORPORATE HISTORY AND STRUCTURE

35.

Edgio started in the Phoenix metropolitan area in 2001 under the name Limelight Networks (“Limelight”). Initially, Limelight provided content delivery services, specializing in video delivery in competition with companies such as Akamai. Limelight grew rapidly, expanding nationwide in 2003 and internationally in 2004.

36.

Edgio was incorporated in Delaware in 2003 as Limelight Networks, Inc.[1] Four years later, Limelight made an initial public offering of its common stock, which became listed on the Nasdaq Global Market under the symbol “LLNW.”

37.

In September 2021, Limelight acquired Moov Corporation, which did business as Layer0. This acquisition added many of the products that now form the core of Edgio’s Applications suite—software that helps businesses run and accelerate their websites. With the acquisition of Layer0, Limelight hoped to transform its existing networking business into a comprehensive set of tools for creating, managing, customizing and delivering websites and other online content. The combination of networking and the Applications suite proved particularly formidable emerging from the COVID-19 pandemic, during which time demand for streaming had increased significantly.

38.

In June 2022, Limelight acquired Edgecast Inc. (“Edgecast”), a business unit of Yahoo!, through a stock-for-stock merger. At the time, Edgecast was a leading provider of security, content delivery and video streaming services which was responsible for delivering approximately 10% of global Internet traffic. It was as a result of this transaction that Apollo Global Management became a significant stockholder of Edgio. Immediately after acquiring Edgecast, Limelight changed its corporate name to Edgio, Inc., and changed its ticker symbol from LLNW to EGIO. By re-branding itself as Edgio, Limelight presented itself as offering a full suite of “edge-enabled” applications services that run on its global networks.

39.

Today, Edgio’s operations are divided across several operating entities in the United States and elsewhere. As shown in the chart that is attached as Exhibit A to this Declaration, Edgio’s operating companies are all directly or indirectly owned by Edgio, Inc., which is the issuer of Edgio’s publicly traded equity and the primary obligor under Edgio’s funded debt. Edgio’s U.S.-organized subsidiaries are guarantors of Edgio’s funded debt, and continue to exist as the result of Edgio’s transactions with Moov Corporation and Edgecast. Each is a Debtor in these Chapter 11 Cases. Additionally, Edgio has subsidiaries in several foreign countries. While some of these non-U.S. entities have commercial relationships with local customers, most exist for the purpose of engaging salespeople, developers and engineers who support Edgio’s global operations from outside the United States.

EDGIO’S PREPETITION CAPITAL STRUCTURE

40.

Edgio’s current capital structure was established in late 2023 through the (i) entry into the 2023 Credit Agreement which provides for a senior secured term loan credit facility with Lynrock Lake as the sole lender, (ii) exchange of its Unsecured Notes for new 19.5% (3.5% cash and 16% payable in kind) Senior Secured Convertible Notes due 2027 (the “Secured Notes”) and (iii) the termination of its credit agreement with First-Citizens Bank.

[1]	This entity, now known as Edgio, Inc., remains incorporated in Delaware. It was the first Debtor to file a petition to commence these Chapter 11 Cases.

41.	A summary of Edgio’s funded debt is set forth below:

Debt Facility	Security and Priority	Principal and Interest Outstanding (mm)[2]
Priority Credit Agreement due 2025	Priority lien on substantially all assets	$9.2
Secured Notes due 2027	Junior lien on substantially all assets	$140.9
2023 Credit Agreement due 2027		$94.4
Total		$244.5

I.	SECURED DEBT

42.

On November 14, 2023, Edgio, Inc. entered into the 2023 Credit Agreement, which provided for a senior secured term loan credit facility with Lynrock Lake as the sole lender, in the aggregate principal amount of approximately $79,472,000 (including approximately $13,248,000 in original issue discount) and maturing November 14, 2027. The 2023 Credit Agreement is secured by substantially all of the assets of Edgio, Inc. and its wholly owned domestic subsidiaries (collectively, the “Collateral”) and guaranteed by each of the wholly owned domestic subsidiaries of Edgio, Inc. The 2023 Credit Agreement bears interest at a rate of 3.5% in cash and 16.0% payable in kind. Pursuant to the 2023 Credit Agreement, Edgio agreed to pay an upfront fee to Lynrock Lake in an amount equal to approximately $13,248,000 or 16.67% multiplied by the aggregate principal amount of Lynrock Lake’s term loan under the 2023 Credit Agreement.

43.

On November 14, 2023, Edgio also completed a private exchange with Lynrock Lake, which had previously held an aggregate of $118,870,000 in principal amount of Edgio’s Unsecured Notes. In exchange for the Unsecured Notes held by Lynrock Lake, Edgio issued Lynrock Lake $118,870,000 in aggregate principal amount of the Secured Notes having a stated maturity roughly four years longer than the date for repurchase of the Unsecured Notes following the Fundamental Changes, governed by an indenture (the “Secured Indenture”). The Secured Notes are secured by the Collateral, pari passu with the 2023 Credit Agreement, and are likewise guaranteed by the wholly owned domestic subsidiaries of Edgio, Inc. The Secured Notes have a stated maturity of November 14, 2027, unless earlier converted, redeemed or repurchased in accordance with their terms. U.S. Bank Trust Company, N.A., is the trustee and collateral agent under the Secured Indenture.

44.

On August 23, 2024, the Company entered into an additional senior secured term loan credit facility with Lynrock Lake as lender, in the aggregate principal amount of $9,146,000 (including $1,646,280 in original issue discount), governed by a credit agreement (the “Priority Credit Agreement”) and maturing February 23, 2025. The Priority Credit Agreement is secured by the Collateral, effectively senior

[2]	For illustrative purposes, interest has been calculated at the default rate through September 8, 2024.

to the Secured Notes and the 2023 Credit Agreement, and is likewise guaranteed by the wholly owned domestic subsidiaries of Edgio, Inc. The Priority Credit Agreement required an up-front fee to the lender of 18% (so that it provided net cash proceeds of $7,500,000), and bears interest at a rate of 19.5%, payable in cash.

45.

Two intercreditor agreements define the relative rights of creditors under the Secured Indenture, the 2023 Credit Agreement and the Priority Credit Agreement. Under the First Lien Pari Passu Intercreditor Agreement dated as of November 14, 2023, the collateral agent under the Secured Indenture and Lynrock Lake as lender under the 2023 Credit Agreement have pari passu rights to the Collateral. In connection with the Priority Credit Agreement, Edgio entered into a Priority Lien Intercreditor Agreement, dated as of August 23, 2024, which subordinated the existing security interests securing the 2023 Credit Agreement and the Secured Notes to the security interests securing the Priority Credit Agreement.

46.

As of the Petition Date, approximately $140,971,311 in principal and accrued interest is outstanding under the Secured Indenture, approximately $94,446,233 under the 2023 Credit Agreement, and approximately $9,236,317 under the Priority Credit Agreement (in each case including accrued and unpaid interest at the default rate). Additionally, the filing of these Chapter 11 Cases will trigger make-whole premiums under the terms of both the 2023 Credit Agreement and the Secured Indenture. In connection with negotiations over the proposed debtor-in-possession financing offered by Lynrock Lake, the Debtors and Lynrock Lake have agreed to reduce those make-whole premiums by 13%, resulting in the allowed claims set forth in the proposed order approving the debtor-in-possession financing: $65,952,657 with respect to the Prepayment Premium/Make-Whole Amount (as defined in the 2023 Credit Agreement) and $96,751,937 with respect to the Applicable Premium (as defined in the Secured Indenture).

II.	UNSECURED DEBT

47.

Edgio has no unsecured funded debt. Until November 2023, $125,000,000 in principal amount of the Unsecured Notes were outstanding. As described above, the Unsecured Notes that were held by Lynrock Lake ($118,870,000 in principal) were exchanged into the Secured Notes and the accrued interest paid in cash. The other outstanding Unsecured Notes were paid in full in cash in January 2024.

48.

In the ordinary course of business, the Debtors make certain long-term commitments for right-of-use (“ROU”) assets (primarily office facilities), Open Edge partner commitments and purchase commitments for bandwidth and computer rackspace. These commitments have initial terms ranging up to ten years. As of June 30, 2024, the Debtors have approximately $7.9 million in operating lease liabilities and $19.7 million in both short-term and long-term finance lease liabilities. As of December 31, 2023, the Debtors had long-term commitments for bandwidth usage and co-location with various networks and Internet Service Providers totaling $208.3 million.

49.

As of the Petition Date, the Debtors owe approximately $41.6 million in outstanding accounts payable, and owe other accrued liabilities to various parties, such as vendors, suppliers, service providers, utility providers, and tax authorities.

III.	EQUITY

50.

Edgio, Inc. wholly owns each of the other Debtors and their non-Debtor subsidiaries either directly or indirectly. The common stock of Edgio, Inc. is publicly traded on the Nasdaq Capital Market, with 5,855,350 shares outstanding as of March 1, 2024.

51.

On June 7, 2024, the company’s board of directors adopted a tax benefits preservation plan and declared a dividend of one preferred share purchase right (“Right”) for each of Edgio’s issued and outstanding shares of common stock to shareholders of record at the close of business on June 17, 2024. Each Right entitles the registered holder, subject to the terms of the tax benefits preservation plan, to purchase from Edgio one one-thousandth of a share of Edgio’s Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $50.00 per share, subject to certain adjustments. The tax benefits preservation plan was adopted in an effort to diminish the risk that Edgio’s ability to utilize its net operating loss carryovers to reduce potential future federal income tax obligations is limited.

52.

In connection with the issuance of the Secured Notes, Edgio provided Lynrock Lake with the right to receive a common stock purchase warrant to purchase 19.99% of the fully diluted shares of Edgio common stock outstanding at the time of the issuance of such warrant, at an exercise price of $0.001 per share (the “Warrant”). On January 26, 2024, Edgio’s stockholders approved the proposal for the issuance of shares of Edgio common stock underlying the Warrants. On April 30, 2024, the Warrant was issued for the right to purchase approximately 1,661,291 shares of Edgio common stock at an exercise price of $0.001 per share.

EVENTS LEADING TO THESE CHAPTER 11 CASES

I.	THE EDGECAST TRANSACTION

53.

The Limelight-Edgecast combination closed in June 2022. At the time, Limelight believed that Edgecast’s network, which was well-suited to delivery of small files, would complement Limelight’s own network, which was better suited to large files. Furthermore, the combination of Limelight and Edgecast was expected to expand the combined company’s scale and market reach and to diversify the combined company’s revenue stream by offering Edgecast’s world-class security solutions and video management products (now Uplynk) alongside Limelight’s existing collection of website management and networking services.

54.

Edgio has been beset throughout 2023 and 2024 by difficulties and challenges that have adversely affected its ability to manage its capital structure and its ability to transform Limelight’s and Edgecast’s technology into a streamlined and unified suite of services.

55.

Despite these challenges, Edgio stakeholders now have a chance to realize the benefits of the Limelight-Edgecast combination. A purchaser of the whole company has an opportunity to reduce costs by consolidating the duplicative content delivery networks. Alternatively, a purchaser of the Uplynk or Apps product offerings could generate margin from those businesses without the overhang of a duplicative content delivery network. Either way, the Chapter 11 process will help investors unlock Edgio’s true value by eliminating looming debt charges and unprofitable contracts and operations.

II.	THE OPEN EDGE ACCOUNTING RESTATEMENT AND ITS SUBSEQUENT EFFECTS

56.

As described above, Edgio has so far been unable to realize the full potential of its business, in large part due to a series of compliance challenges that necessitated certain liability management exercises beginning in early 2023.

A.	Edgio Announces a Restatement of Its Financial Statements.

57.

On March 8, 2023, Edgio’s management and the audit committee of its board determined that the Company’s annual financial statements for 2020 and 2021 (as well as certain quarterly periods through the third quarter of 2022) should be restated and no longer be relied upon due to an error in accounting for sales of the Open Edge product. This determination required Edgio to restate the affected financial statements.

58.

The Open Edge transactions affected by this restatement involved Edgio’s sales of equipment, such as routers and servers to Internet service providers and other customers, for the purpose of establishing an Edgio-managed point of presence within those customers’ networks. In connection with these sales, Edgio had entered into revenue sharing arrangements whereby Edgio and each customer agreed to share revenue derived from traffic that runs through the equipment using Edgio’s content delivery platforms.

59.

Consistent with Edgio’s prior revenue recognition disclosures, revenues from the sale of the equipment and related equipment costs had historically been recorded at the point in time when control of the equipment transferred to the customer, and expenses from the revenue share arrangement were recorded over the term of the revenue sharing agreement, which is generally five years. Based on a subsequent review, it determined that the Open Edge transactions should have been accounted for as financing leases instead of revenue-generating asset sales.

60.

The restated financial statements took approximately three months to prepare and were audited by Edgio’s former independent registered public accounting firm. As a result, Edgio was unable to file its annual report (Form 10-K) for 2022 until June 29, 2023—approximately three months after the normal deadline. Likewise, Edgio’s subsequent quarterly reports were filed late with the SEC.

B.	Edgio’s Stock is Removed from the Nasdaq Global Select Market.

61.

As set forth above, on April 27, 2023, Edgio received a notification letter from the Staff of the Nasdaq notifying Edgio that, for the previous 30 consecutive business days, the bid price for Edgio’s common stock had closed below the Bid Price Requirement.

62.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until October 25, 2023 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. The notice provided that if the Company was not in compliance with the Bid Price Requirement by the

Compliance Date, the Company may qualify for a second 180 calendar day compliance period, provided it met the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Global Select Market (except for the Bid Price Requirement).

63.

The notice also raised several alternatives to address the issue and avoid de-listing, including a reverse stock split or transfer to the Nasdaq Capital Market. Edgio consulted with its then long-time outside corporate counsel about these options over the course of several months, and its then outside corporate counsel failed to advise Edgio that a transfer to the Nasdaq Capital Market would trigger the Fundamental Changes in the Unsecured Notes indenture. Unaware of this dire consequence, Edgio authorized its outside corporate counsel to effect a transfer of Edgio’s common stock to the Nasdaq Capital Market. As a result, on October 20, 2023, Edgio’s listing was transferred to the Nasdaq Capital Market.

C.	The Re-listing of Edgio’s Stock Leads to a Refinancing Transaction.

64.

The transfer of Edgio’s stock from one Nasdaq exchange to another had dramatic repercussions. Unbeknownst to Edgio, the transfer constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” under the indenture that governed Edgio’s Unsecured Notes. The occurrence of the Fundamental Changes thus provided Edgio’s holders of the Unsecured Notes the right to require Edgio to re-purchase their Unsecured Notes at par (plus accrued interest) or to convert their Unsecured Notes into common stock at a rate of 117.2367 shares per $1,000 in principal amount of Unsecured Notes plus a “make-whole” adjustment. Pursuant to the terms of the indenture, on October 27, 2023, Edgio delivered a notice to the holders of the Unsecured Notes that the Fundamental Changes had occurred.

65.

As noted above, J.P. Morgan had been advising the Company on a variety of capital raising options in order to address short-term liquidity needs (including amendments to the credit facility with First-Citizens Bank). Unfortunately, neither equity nor debt capital raising options became available, despite J.P. Morgan’s outreach to over 40 possible sources of debt and/or equity financing in late October and early November of 2023.

66.

Since Edgio did not have sufficient cash on hand to repay the Unsecured Notes at par, and was unable to find alternative sources of liquidity due to the Fundamental Changes, it engaged PJT to expeditiously pursue a renegotiation of the Unsecured Notes with Lynrock Lake, which held $118,870,000 in principal amount of the Unsecured Notes out of the total $125,000,000 in principal amount outstanding.

67.

Edgio ultimately agreed to enter into the 2023 Credit Agreement to fund its short-term liquidity needs, under which Lynrock Lake extended a term loan in an aggregate principal amount of approximately $79,472,000, with an upfront fee to Lynrock Lake in an amount equal to approximately $13,248,000 or 16.67% of such aggregate principal amount, resulting in net proceeds to the Company of approximately $66 million. Edgio used the proceeds of that loan, in part, to pay in full the remaining portion ($6,130,000 in principal amount) of Unsecured Notes that were not held by Lynrock Lake. Edgio also issued the Secured Notes on November 14, 2023, in exchange for Lynrock Lake’s Unsecured Notes.

D.	Edgio’s Late Financial Reporting Triggers an Event of Default Under Edgio’s 2023 Credit Agreement.

68.

Less than two weeks before the end of fiscal year 2023, on December 18, 2023, Edgio’s public accounting firm resigned its audit engagement for fiscal 2023, which required Edgio to identify and engage a new audit firm. Edgio ultimately engaged a new firm in January 2024 to provide audit services for fiscal years 2023. The transition to the new audit firm occurred late in the normal auditing process, and the onboarding of a new audit team required considerable time. Therefore, Edgio was unable to file a timely annual report for the 2023 fiscal year by March 15, 2024.

69.

These delays in public financial reporting triggered defaults and events of default under the new 2023 Credit Agreement and the Secured Indenture with Lynrock Lake. Edgio obtained a waiver from Lynrock Lake under the 2023 Credit Agreement for certain untimely financial reporting (which Edgio has since defaulted as a result of its failure to file financial reports by the extended deadline). Edgio has also been out of compliance with certain financial maintenance covenants under the 2023 Credit Agreement at times during 2024, which are also defaults under the Secured Indenture as a result of its cross-default provision.

III.	EDGIO’S EFFORTS TO AVOID FURTHER REORGANIZATION

70.

Following the foregoing series of events, the board of directors of Edgio, Inc. determined in early 2024 to evaluate strategic alternatives, including a process to sell the company, either as a whole or by product offerings (i.e., content delivery, Uplynk, and Apps). In February 2024, both strategic and financial partners contacted Edgio about a potential acquisition of the Company and/or certain of its assets and Edgio hired TD Cowen to provide financial advisory and investment banking services.

71.

Following its evaluation of strategic alternatives and preparation of marketing materials, TD Cowen began a robust marketing process for Edgio’s businesses in spring of 2024. As part of that marketing process, TD Cowen contacted 43 potential investors, including 34 potential strategic buyers and 9 potential financial sponsors. Of those, 14 signed confidentiality agreements. TD Cowen’s process was primarily focused on strategic buyers, because Edgio had previously run a strategic process primarily targeting potential financial sponsors. Ten potential investors are still engaged in various levels of diligence, with an eye to acquiring either substantially all of the Debtors’ assets or specific product offerings within the Debtors’ businesses.

72.

At the same time, however, Edgio’s liquidity position declined and cash was projected to decline below zero by the end of August. Accordingly, the board of directors retained Riveron RTS LLC (“Riveron”) to help assess and improve its short-term liquidity position.

73.

In an effort to buy time for the Company to continue to evaluate its strategic alternatives, management enacted several liquidity preservation measures, including working with major customers to accelerate payments on past-due accounts receivable and to delay payments to major vendors. Management also implemented headcount reductions in 2023 and 2024, but elected to delay further reductions, given the potential to disrupt the going concern sale process.

74.

To provide Edgio with additional runway to continue its marketing process and transition it into Chapter 11 in a manner that would minimize the overall disruption to the business and preserve its going concern value, in August, the board of directors approved entry into the Priority Credit Agreement, a credit facility provided by Lynrock Lake that provided net cash proceeds of $7,500,000.

75.

During this period, Edgio negotiated vigorously with Lynrock Lake over the terms of a Chapter 11 process, including debtor-in-possession financing and a sale process that would continue under and with the benefits of section 363 of the Bankruptcy Code. As a result of those arm’s-length negotiations, Lynrock Lake has agreed to offer debtor-in-possession financing on the terms set forth in the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Them to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Superpriority Administrative Expense Claims, (III) Modifying the Automatic Stay, (IV) Granting Adequate Protection, (V) Scheduling a Final Hearing, and (VI) Granting Related Relief (the “DIP Motion”) and has agreed to act as the stalking-horse bidder in the sale process described in the Motion of Debtors for Entry of an Order (I) Approving (A) Bidding Procedures for the Sale of All or Substantially All of the Debtors’ Assets, (B) Assumption and Assignment Procedures, (C) Form and Manner of Notice of Sale Hearing, Assumption Procedures and Auction Results, (D) the Debtors’ Entry into One or More Asset Purchase Agreements, (E) Sale(s) of Assets Free and Clear of All Encumbrances, and (F) Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (II) Scheduling Certain Dates and Deadlines, and (III) Granting Related Relief (the “Sale Motion”). These agreements allow the Debtors to minimize the disruption to operations that might otherwise be attendant to cases commenced in Chapter 11 and provide assurances to key vendors and customers central to Edgio’s business operations. The DIP financing, together with the stalking horse bid, will allow Edgio to preserve its core business operations as a going concern through these Chapter 11 Cases and to conduct a value-maximizing sale for the benefit of all of its stakeholders.

THE FIRST DAY MOTIONS

76.

The Debtors expect to file the following First Day Motions seeking various forms of relief that are intended to stabilize their business operations, minimize disruptions that might be caused by the commencement of these Chapter 11 Cases, and facilitate the smooth administration of these Chapter 11 Cases:

•	Motion of Debtors for Entry of an Order (I) Directing Joint Administration of the Debtors’ Chapter 11 Cases and (II) Granting Related Relief (the “Joint Administration Motion”);

•

Application of Debtors for Entry of an Order (I) Authorizing and Approving the Appointment of Omni Agent Solutions, Inc. as Claims and Noticing Agent and (II) Granting Related Relief (the “Omni § 156(c) Application”);

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Redaction of Certain Personally Identifiable Information, (II) Modifying the Requirement to File a List of Equity Security Holders and Modifying Notice Thereto, and (III) Granting Related Relief (the “Redaction and Equity Holder List Motion”);

•	Motion of Debtors for Entry of Interim and Final Orders Establishing Notice and Hearing Procedures for Trading in Equity Securities (the “Equity Trading Motion”);

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Them to (A) Continue to Operate Their Existing Cash Management System and Maintain Existing Bank Accounts, (B) Pay Related Fees and the Credit Card, (C) Utilize Existing Business Forms, and (D) Engage in Intercompany Transactions, (II) Granting Administrative Expense Status to Postpetition Intercompany Claims, (III) Extending the Time to Comply with Section 345(b) of the Bankruptcy Code and Waiving Certain of the U.S. Trustee’s Operating Guidelines, and (IV) Granting Related Relief (the “Cash Management Motion”);

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Them to (A) Maintain Their Insurance Policies and Surety Bond and Honor Related Obligations Thereunder and (B) Renew, Amend, Supplement, Extend, or Purchase New Insurance Policies and Surety Bonds, and (II) Granting Related Relief (the “Insurance Motion”);

•	Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Them to Pay Certain Taxes and Fees and (II) Granting Related Relief (the “Taxes Motion”);

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Them to (A) Pay Prepetition Wages, Payroll Taxes, Certain Employee Benefits, and Related Expenses and (B) Continue Employee Benefit Programs, and (III) Granting Related Relief (the “Wages Motion”); and

•	Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Them to Pay Foreign Vendors and Critical Vendors and (II) Granting Related Relief (the “Vendor Motion”).

77.

The First Day Motions also include the DIP Motion and the Sale Motion. Although not discussed below, I concur with the separate declarations filed in support of the DIP Motion and the Sale Motion that (a) the proposed financing is the best financing available under the circumstances, (b) the proposed financing will provide the Debtors with liquidity that is immediately and critically needed, (c) the proposed sale process is (in combination with the prepetition process) sufficient to robustly market the Debtors’ assets, and (d) both the proposed financing and the proposed sale process are essential to the success of the Debtors’ Chapter 11 Cases.

78.

I have reviewed each of the First Day Motions or have had their contents explained to me, and I believe that the Debtors would suffer severe, immediate, and irreparable harm if they cannot continue their business operations as proposed in the First Day Motions. In my opinion, approval of the relief sought in each First Day Motion will be critical to maintaining the stability of the Debtors’ business operations, preserving value, and allowing the Debtors’ managers and advisors to focus on the efforts to execute a successful sale process.

79.

Several of the First Day Motions request authority to pay certain prepetition claims. I am informed by counsel that Rule 6003 of the Federal Rules of Bankruptcy Procedure provides, in relevant part, that the Court may not consider motions to pay prepetition claims during the first 21 days following the filing of a chapter 11 petition “except to the extent relief is necessary to avoid immediate and irreparable harm.” In light of this requirement, the Debtors have limited their request for immediate authority to pay prepetition claims to those circumstances where, in the Debtors’ judgment, the failure to pay such claims would cause immediate and irreparable harm to the Debtors and their estates.

80.

Below is a brief discussion of each First Day Motion and an explanation of why, in my belief, the relief sought in each such motion is critical to the successful execution of these Chapter 11 Cases. More detailed descriptions of the relevant facts and the bases for the relief requested can be found in each First Day Motion.[3]

I.	JOINT ADMINISTRATION MOTION

81.

In the Joint Administration Motion, the Debtors request entry of an order directing joint administration of these Chapter 11 Cases for procedural purposes only. All Debtors are affiliates as they are under the common ownership of Edgio, Inc. I believe joint administration of the Chapter 11 Cases will save the Debtors’ estates substantial time and expense by removing the need to prepare, file, and serve duplicative notices, applications, and orders. Furthermore, joint administration will relieve the Court of entering duplicative orders and maintaining duplicative files and dockets. The Debtors, the parties in interest in these cases, and the Office of the U.S. Trustee will similarly benefit from joint administration of these cases, sparing them the time and effort of reviewing duplicative pleadings.

82.

I believe that joint administration would not adversely affect any creditor’s rights because the Debtors request the joint administration of these cases for procedural purposes only. The Debtors do not seek substantive consolidation of their estates. Instead, all parties in interest will benefit from the cost reductions associated with joint administration.

83.	Accordingly, on behalf of the Debtors, I believe that the Joint Administration Motion should be granted.

II.	OMNI § 156(C) APPLICATION

84.

Pursuant to the Omni Application, the Debtors request entry of a retention order appointing Omni as the Claims and Noticing Agent for the Debtors in these Chapter 11 Cases, including assuming full responsibility for the distribution of notices and the maintenance, processing, and docketing of proofs of claim filed in these Chapter 11 Cases. The Debtors’ selection of Omni to act as the Claims and Noticing Agent

[3]	Capitalized terms used but not defined in the following sections have the meanings ascribed to them in each applicable First Day Motion.

has satisfied the Court’s Protocol for the Employment of Claims and Noticing Agents Under 28 U.S.C. § 156(c), in that the Debtors have obtained and reviewed engagement proposals from at least two other court-approved claims and noticing agents to ensure selection through a competitive process. Moreover, I believe, based on all engagement proposals obtained and reviewed, that Omni’s rates are competitive and reasonable given Omni’s quality of services and expertise. The terms of Omni’s retention are set forth in the Engagement Agreement; provided, however, that Omni is seeking approval solely of the terms and provisions as set forth in the Omni Application and proposed retention order.

85.

I believe that given Omni’s experience in noticing, claims administration, solicitation, balloting, and facilitating other administrative aspects of chapter 11 cases, including experience in matters of this size and complexity, the distribution of notices and the processing of claims will be expedited, and the Clerk will be relieved of the administrative burden of processing proofs of claims, if any.

86.

To the extent that these Chapter 11 Cases require Omni to perform duties outside the scope of 28 U.S.C. § 156(c), the Debtors will seek separate authorization to retain Omni as an administrative agent under section 327(a) of the Bankruptcy Code.

87.	Accordingly, on behalf of the Debtors, I respectfully submit that the Omni Application should be granted.

III.	REDACTION AND EQUITY HOLDER LIST MOTION

88.

The Debtors seek entry of interim and final orders: (i) authorizing the sealing and redaction of certain personal information from the consolidated list of creditors and counterparties (the “Creditor Matrix”), and other pleadings and documents that may be filed in these Chapter 11 Cases; (ii) modifying the requirement to file a list of equity security holders of Debtor Edgio, Inc. and modifying notice thereto; and (iii) granting related relief.

A.	Redactions of Personal Information

89.

I believe that cause exists to redact from the Debtors’ filings the home addresses of individuals—including Edgio’s creditors, employees, former employees, and contract counterparties. The home addresses of individuals can be used to steal individual creditors’ identities, to harass or stalk them, to locate survivors of domestic violence, and perpetrate phishing scams. I understand that the risk is not merely speculative. In at least one chapter 11 case, the abusive partner of a debtor’s employee exploited the publicly accessible information in a document filed in the case to track the employee to her new, non-public address, forcing her to move again for her safety.[4]

90.	I understand the Debtors will provide an unredacted version of the Creditor Matrix and any other filing redacted pursuant to the proposed order to the Court, the U.S.

[4]	The incident is described in further detail in the “creditor matrix motion” filed in In re Charming Charlie Holdings Inc., No. 19-11534 (MFW) (Bankr. D. Del. July 11, 2019), Docket No. 4.

Trustee, counsel to the official committee of unsecured creditors appointed in these Chapter 11 Cases (if any), and any party in interest upon a request to the Debtors or to the Court that is reasonably related to these Chapter 11 Cases.

91.

Accordingly, I believe that the privacy interests in this case support an order authorizing the Debtors to redact their current and former employees’ home addresses from the consolidated list of creditors, consolidated list of their top 30 unsecured creditors and from any other public filings.

B.	Modification of Requirement to File Equity List

92.

I am informed that Bankruptcy Rule 1007(a)(3) requires a debtor to file a list of the debtor’s equity security holders within 14 days of the petition date, and that Bankruptcy Rule 2002(d) requires a debtor to give notice of the commencement of a bankruptcy case to all equity security holders.

93.

Here, the common stock of Debtor Edgio, Inc. is publicly traded on the Nasdaq Global Select Market, with over 5.8 million outstanding shares of common stock as of the Petition Date that cannot be readily traced to specific individual holders. Debtor Edgio, Inc. only maintains a list of its registered equity security holders and, therefore, would need to obtain the names and addresses of its beneficial shareholders from a securities agent. For this reason, I believe that preparing a list of such equity security holder and sending notices to all parties on that list would create undue expense and administrative burden with limited corresponding benefit to the estates or parties in interest.

94.

Instead, I believe that the Debtors can meet the purposes of the filing and noticing requirements by (a) disclosing significant holders of Edgio, Inc. stock on the “Consolidated Corporate Ownership Statement” filed with the lead Debtor’s petition, (b) issuing a press release regarding commencement of the Chapter 11 Cases, (c) filing a Form 8-K with the U.S. Securities and Exchange Commission within four business days following the Petition Date, (d) sending the notices required by Bankruptcy Rule 2002(d) to registered holders of Edgio, Inc.’s common stock, and (e) publishing the same on the Debtors’ case information website.

95.	Accordingly, I believe that cause exists to modify the foregoing filing and noticing requirements.

IV.	EQUITY TRADING MOTION

96.

I estimate that, as of the close of the Debtors’ most recent tax year (i.e., 2023), they had more than approximately $330 million of consolidated carryforwards of federal net operating losses (NOLs) and approximately $20 million of carryforwards of disallowed business interest expenses under section 163(j) of the Internal Revenue Code. The Debtors may generate additional Tax Attributes in the current tax year, including during these Chapter 11 Cases. The Tax Attributes are potentially of significant value to the Debtors and their estates because they may offset future federal taxable income or federal tax liability in future years.

97.

Accordingly, pursuant to the NOL Motion, the Debtors seek entry of interim and final orders establishing certain procedures that would preserve the value of the Tax Attributes for the benefit of the Debtors’ estates. Specifically, the Debtors are seeking to establish procedures with respect to (i) trading of common stock of Edgio Inc. or instruments liked to common stock or or any beneficial interests therein (collectively, the “Edgio Stock”); and (ii) restricting the ability of shareholders that are, or were, 50% Shareholders to claim a deduction for the worthlessness of their Edgio Stock for any tax year ending before the Debtors’ emergence from chapter 11.

98.

I have been informed that the Debtors’ Tax Attributes could be placed at risk if any 5% Shareholder increases its holdings of Edgio Stock above a certain threshold or if any 50% Shareholder claims a worthless stock deduction for any tax year ending before the Debtors’ emergence from chapter 11. Therefore, I believe that the proposed notification procedures are necessary to avoid an irrevocable loss or reduction in the availability of the Tax Attributes and the irreparable harm which could be caused by unrestricted trading in the Edgio Stock or claims against the Debtors and the Debtors’ resulting inability to offset taxable income with the Tax Attributes.

99.

Accordingly, I believe that the relief requested is in the best interests of the Debtors’ estates and creditors, and on behalf of the Debtors, I respectfully submit that the Equity Trading Motion should be granted.

V.	CASH MANAGEMENT MOTION

100.

In the ordinary course of business, the Debtors, together with their non-Debtor subsidiaries, maintain an integrated Cash Management System to collect, manage, transfer, and disburse funds in their day-to-day operations. The Cash Management System enables them to facilitate cash forecasting and reporting, monitor collection and disbursement of funds, allocate working capital across different product offerings, and maintain control over bank accounts.

101.

As of the Petition Date, the Debtors and their non-Debtor subsidiaries maintain 42 Bank Accounts at nine different Banks, including seven total Bank Accounts at First Citizens, 27 total Bank Accounts at BoA, and eight additional, standalone Bank Accounts. Fourteen of the Bank Accounts are in the name of the Debtors, and 28 of the Bank Accounts are in the name of certain non-Debtor subsidiaries. Additional detail regarding the Cash Management System, including a diagram that illustrates the most significant components of the Cash Management System and the flow of funds through the same, is in the Cash Management Motion.

102.

Through the Cash Management Motion, the Debtors seek authorization to continue to operate their Cash Management System and maintain existing Bank Accounts; pay Bank Fees and the Credit Card; continue using existing Business Forms; and engage in Intercompany Transactions. The Debtors also request that the Court grant administrative priority status to postpetition Intercompany Claims, as well as extend the time for the Debtors to comply with section 345(b) of the Bankruptcy Code, and to waive certain of the U.S. Trustee Guidelines.

103.

I believe that the relief requested in the Cash Management Motion is necessary and appropriate in order to avoid significant interruptions to the Debtors’ operations. I believe that authorizing the Debtors to continue operating their Cash Management

System, paying Bank Fees and the Credit Card, using existing Business Forms, and engaging in Intercompany Transactions is essential to the Debtors’ stability and will help facilitate their transition into chapter 11 by, among other things, minimizing delays in paying postpetition obligations and eliminating administrative inefficiencies. In particular, it is essential that the Debtors be permitted to make transfers to non-Debtor subsidiaries whose activities support the Debtors’ operations. The Debtors recognize most of their revenue through contracts with global customers. This revenue is made possible by an extensive global “points of presence” or “POPs” network maintained by the Debtors’ non-Debtor subsidiaries; however, since the non-Debtor subsidiaries collect little to no revenue directly from customers, the Debtors typically fund them via Intercompany Transactions. Failure to continue the Intercompany Transactions would be highly disruptive to the Debtors’ businesses and could jeopardize the Debtors’ ability to service their global customer base. If the non-Debtor subsidiaries cannot receive continued support for payroll and other necessary expenditures, I also expect that some or all of them will be forced to enter local liquidation or dissolution proceedings immediately, thereby negatively impacting the Debtors’ estates, to the detriment of all stakeholders.

104.

I believe that the Debtors’ Bank Accounts comply with the requirements of section 345(b) of the Bankruptcy Code. However, I believe a 30-day extension is appropriate to the extent that any such Bank Account is determined not to be in compliance.

105.	Accordingly, on behalf of the Debtors, I respectfully submit that the Cash Management Motion should be granted.

VI.	INSURANCE MOTION

106.

The Debtors seek entry of interim and final orders authorizing them to maintain their Insurance Policies (including through existing premium financing) and one Surety Bond, to honor any premiums, deductibles, assessments, and other related payments, fees, or obligations under the Insurance Policies or Surety Bond, and to renew, revise, amend, supplement, extend, or purchase new insurance policies, premium financing, or surety bonds as necessary during these Chapter 11 Cases.

107.

In connection with the operation of their business, the Debtors and their non-Debtor subsidiaries maintain 29 Insurance Policies administered by multiple third-party insurance carriers. The Insurance Policies provide coverage for, among other things, general liability, property liability, technology liability, cyber liability, employment practices liability, fiduciary liability, directors and officers liability, business auto liability, crime, and workers’ compensation.

108.

With respect to 17 of the Insurance Policies, the Debtors make premium payments directly to the Insurance Carriers based upon a fixed rate established by each such Insurance Carrier. The Debtors prepay the Direct Insurance Premiums on an annual basis. For the twelve months preceding the Petition Date, the Debtors paid approximately $1,700,000 in Direct Insurance Premiums in the aggregate. I estimate that, as of the Petition Date, the Debtors do not owe any amounts on account of Direct Insurance Premiums.

109.

The Debtors finance the insurance premiums on their cyber, employment practices, fiduciary, crime, and kidnap & ransom Insurance Policies pursuant to a single Financing Agreement with a premium financing provider, First Insurance Funding. The Debtors make monthly installment payments to the Financing Provider, and the Financing Provider, in turn, pays the premiums in connection with the Financed Policies. The Financing Installments under the Financing Agreement total approximately $27,000, which includes interest on the outstanding unreimbursed premiums. The Debtors estimate that approximately $214,000 will be payable during the remaining term of the Financing Agreement, approximately $27,000 of which will become due during the first 30 days of these Chapter 11 Cases.

110.

Furthermore, the Financing Agreement grants a security interest in favor of the Financing Provider on, among other things, (a) all returned or unearned premiums, (b) any credits generated by the Financed Policies, (c) any dividend payments, and (d) any loss payments that reduce unearned premiums. Additionally, the Financing Provider is named as a loss-payee with respect to the Financed Policies in the event the applicable premiums become fully earned in the event of loss.

111.

Certain Insurance Policies require payment of annual or per-incident or retention amounts. If the Debtors fail to pay a Deductible for a specific claim, the Insurance Carrier may be unwilling to cover the claim, which may increase risks to operations or cause a violation of local law.

112.

Finally, The Debtors are required to provide one Surety Bond for the benefit of the State of Washington, Department of Revenue, in connection with a pending tax dispute. That Surety Bond is issued by Endurance Assurance Corporation. The aggregate amount of the Surety Bond is $864,787.19. The annual premium on account of the Surety Bond is $21,620. I do not believe that, as of the Petition Date, the Debtors owe any amounts on account of the Surety Bond.

113.

I believe that the relief requested in the Insurance Motion is essential for the Debtors’ day-to-day operations. The Debtors need to minimize the risks associated with operating their business in order to ensure that they can continue operating during these Chapter 11 Cases. In addition, not only does the nature of the Debtors’ business require them to maintain the Insurance Policies on an uninterrupted basis, but the Debtors are legally and contractually required to maintain certain Insurance Policies. Failure to do so would expose the Debtors to significant liabilities and prevent them from maximizing the value of their estates to the detriment of all stakeholders. Therefore, it is critical that the Debtors be authorized to (i) continue to maintain the Insurance Policies and Surety Bond and honor any premiums, deductibles, assessments, and other related payments, fees, or obligations thereunder, including those that were incurred or accrued prepetition and (ii) renew, revise, amend, supplement, extend, or purchase new insurance policies, premium financing agreements, and surety bonds, as needed, during these Chapter 11 Cases.

114.	Accordingly, on behalf of the Debtors, I respectfully submit that the Insurance Motion should be granted.

VII.	TAXES MOTION

115.

The Debtors seek entry of interim and final orders, authorizing, but not directing, the Debtors to satisfy, pay, or use credits to offset, the taxes, assessments, fees, related fines, penalties and other charges, and interest on the foregoing that arose prior to the Petition Date (whether due and owing before or after the Petition Date), including all Taxes and Fees subsequently determined by audit or otherwise to be owed for periods prior to the Petition Date and to satisfy, pay, or use credits to offset any such amounts that become due to the Tax Authorities in the ordinary course of business during these Chapter 11 Cases in an aggregate amount not to exceed $1,762,000 on an interim basis and $9,150,000 on a final basis.

116.

The Debtors collect, withhold, and incur various Taxes and Fees in the ordinary course of their businesses. The Debtors pay or remit the Taxes and Fees to federal, state, local and foreign governments, including the tax authorities listed on Schedule B to the Taxes Motion. As of the Petition Date, I estimate that the Debtors have accrued approximately $9,150,000 in unpaid Taxes and Fees, approximately $1,762,000 of which will become due and payable within the thirty (30) days following the Petition Date.

117.

Payment of the Taxes and Fees is imperative to the Debtors’ continued operation and ability to restructure or sell their assets on a going concern basis. The Debtors’ failure to pay the Taxes and Fees could materially and adversely impact the Debtors’ business operations in several ways. The authorities may initiate audits of the Debtors, which would unnecessarily divert the Debtors’ attention from the tasks required by the reorganization process at a critical time for the Debtors’ business. The authorities may also attempt to suspend the Debtors’ operations, file liens, seek to lift the automatic stay, revoke business licenses, charge late fees or other penalties, or pursue other remedies that will be administratively burdensome to the Debtors’ estates. Risking any of these negative outcomes is unnecessary and could be extremely detrimental to the Debtors’ efforts to maximize value for their estates.

118.	Accordingly, on behalf of the Debtors, I respectfully submit that the Taxes Motion should be granted.

VIII.	WAGES MOTION

119.

The Debtors seek entry of interim and final orders authorizing them to maintain and continue to pay and honor their obligations under the Debtors’ Compensation and Benefits Programs and maintain and continue to pay and honor certain related amounts that were incurred or that accrued prior to the Petition Date, up to an aggregate amount of $4,734,750 on an interim basis and $5,028,250 on a final basis.

120.

As of the Petition Date, the workforce of the Debtors and their subsidiaries consists of over 800 Employees who perform various critical functions for the Debtors’ business operations, including sales, research and development, engineering, accounting, legal and administrative support, and human resources. In addition, the Debtors utilize the services of various independent contractors, professional employer organizations (the “PEOs”) and employment agencies to supplement their workforce (service providers under such arrangements collectively, the

“Contract Service Providers”). The vast majority of the workforce is based in the United States and is engaged directly by Edgio, Inc. Others are employed outside the United States by Edgio, Inc., by various non-Debtor subsidiaries, or through local employment agencies or PEOs. The Employees and Contract Service Providers are critical to the success of the Debtors’ business and of the Chapter 11 Cases. They are intimately familiar with the Debtors’ business and technical infrastructure and have developed customer and vendor relationships that are valuable to the Debtors’ business. Without the continued, uninterrupted services of the Employees, the Debtors’ business would likely grind to a halt, and the administration of their estates would be severely disrupted, to the detriment of all stakeholders.

121.

As further set forth in the Wages Motion, the Debtors make several types of payments or transfers in the ordinary course of business with respect to their Employees and Contract Service Providers, including, Salaries and Wages, Contract Service Provider Obligations, Employment Administration Fees, Director Compensation, Commissions, Expense Reimbursements, and Deductions and Payroll Taxes. As of the Petition Date, approximately $4,645,500 of Compensation Obligations are outstanding, of which approximately $4,545,500 is expected to come due for payment within the next 30 days.

122.

The Debtors also offer several Benefits Programs, including Health Insurance Plans, Flexible Spending Programs, Supplemental Health Benefits, Other Insurance Benefits, Additional Benefits, 401(k) Plan, Insurance Broker Services, Workers’ Compensation, Paid Time Off, Incentive Programs, and Severance. As of the Petition Date, approximately $382,750 of obligations are outstanding in respect of the Benefits Programs, of which approximately $189,250 is expected to come due for payment within the next 30 days.

123.

The Debtors are also required by law to deduct certain amounts from Employees’ gross pay, such as garnishments, 401(k) contributions, and FSA contributions, and to withhold amounts related to income taxes, Social Security, Medicare, and other taxes for remittance to the appropriate taxing authorities. The Debtors must then match amounts for Social Security and Medicare from their own funds and pay additional amounts for federal and state unemployment insurance. I believe that disbursement of these amounts would not prejudice other creditors because I have been informed by counsel that such obligations generally give risk to priority claims under section 507(a) of the Bankruptcy Code.

124.

I believe that the total amount sought to be paid by the Wages Motion on account of the Employee Obligations is modest compared to the magnitude of the Debtors’ overall business. I believe that the failure to pay, or even any delay in paying, the prepetition Employee Obligations could irreparably impair workforce morale at the time when their dedication, confidence, and cooperation are most crucial. Without the relief requested in the Wages Motion, the Debtors’ otherwise loyal workforce may seek other work opportunities, thereby putting at risk the Debtors’ continued operations and ability to conduct these Chapter 11 Cases successfully. Payment of these obligations in the ordinary course of business would enable the Debtors to focus on completing a successful sale process, which would benefit all parties in interest.

125.	Accordingly, on behalf of the Debtors, I respectfully submit that the Wages Motion should be granted.

IX.	VENDOR MOTION

126.

The Debtors seek entry of interim and final orders authorizing them to pay prepetition obligations owed to Foreign Vendors and Critical Vendors and pay Trade Claimants in the ordinary course of business and.

127.

The Trade Claimants provide the Debtors with essential Services that facilitate the Debtors’ business, receipt of which will help ensure that the Debtors are able to continue to support the delivery of video and other content in the ordinary course of business during these Chapter 11 Cases. The Debtors are therefore requesting authorization to pay the Trade Claimants for their prepetition Trade Claims. The Debtors intend to pay only those trade claims that, as determined in their business judgment and discretion, are held by Trade Claimants that are critical to maintaining the Debtors’ operations and maximizing stakeholder value.

128.

The Debtors transact with a group of Foreign Claimants who provide Services to enable the Debtors and certain of their non-Debtor subsidiaries to operate internationally to generate revenue for the Debtors. For instance, certain customers pay the Debtors in exchange for bandwidth routed through foreign data centers where the Debtors maintain a presence. Maintain that presence, and satisfying amounts owed to Foreign Claimants in connection with those operations, is therefore critical to the Debtors’ operations. Certain Foreign Claimants may be owed amounts for Services provided to support the Debtors’ operations that have not been paid as of the Petition Date. Foreign Claimants may seek to bring suit against the Debtors in the various jurisdictions in which the Debtors conduct operations, upon a belief either that the automatic stay of section 362(a) of the Bankruptcy Code does not apply to them or that the stay will be unenforceable against them as a practical matter.

129.

In the twelve-month period ending June 30, 2024, the Debtors paid in the ordinary course of business an average of approximately $5,850,000 per month to the Foreign Vendors. The Debtors estimate that, as of the Petition Date, approximately $7,200,000 is outstanding on account of the Foreign Vendor Claims, $2,400,000 of which will come due during the Interim Period. The Debtors request authority to pay the Foreign Vendor Claims as they become due and payable where they believe, in their business judgment, that the benefits to their estates from making such payments will exceed such costs.

130.

The Debtors’ business and path in chapter 11 also requires them to rely on certain Critical Vendors to continue the provision of Services. Such Services include access to telecommunication interconnection facilities that allow the Debtors to operate information technology equipment. Many of the Critical Vendors are the sole provider of certain Services or have the specific requisite knowledge and experience with the Debtors’ business, and attempting to replace such Critical Vendors on short notice would prove catastrophic to the Debtors’ value maximization efforts in these Chapter 11 Cases. This is especially true with respect to certain vendors who provide customer support, information technology, and security Services. Accordingly, to maximize the value of the Debtors’ business, it is essential that the Debtors are able to maintain their business relationships with the Critical Vendors.

131.

The Debtors have determined, in their business judgement, that paying prepetition claims owing to the Critical Vendors is the most effective way to ensure that the Critical Vendors continue providing critical Services during these Chapter 11 Cases. If the Debtors are unable to honor the Critical Vendor Claims, the Debtors face the significant and very real possibility that the Critical Vendors will refuse to continue providing such Services that are essential to maximizing the value of their estates—such as refusing to provide customer service support on a postpetition basis. The Debtors believe that the harm to their estates of not having the Services provided by the Critical Vendors would far outweigh the cost of paying the Critical Vendor Claims. Thus, the requested relief will allow the Debtors to preserve the value of their estates.

132.

In the twelve-month period ending June 30, 2024, the Debtors paid in the ordinary course of business an average of approximately $6,250,000 per month to the Critical Vendors. The Debtors estimate that, as of the Petition Date, the outstanding amount of Critical Vendor Claims (that are not addressed by other “first day” motions) may be approximately $10,000,000, approximately $4,000,000 of which is due or will become due during the Interim Period.